(j)(1)
[DECHERT LLP LETTERHEAD]
December 3, 2007
ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re:	Securities Act Registration No. 333-56881 Investment Company Act File No. 811-08817
Dear Ladies and Gentlemen:
We hereby consent to all references to our firm in Post-Effective Amendment No. 86 to the Registration Statement of ING Equity Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,
/s/ Dechert LLP